Exhibit 99.1

Security Bank Corporation Announces Record First Quarter Earnings and Earnings Per Share

Macon, GA., April 12, 2004 / PR Newswire/ — Security Bank Corporation (the “Company”) (NASDAQ:SBKC) today announced record net income and earnings per share for the first quarter of 2004.

Earnings Summary

Net income for the first quarter of 2004 was $2.68 million versus $1.57 million for the first quarter of 2003, an increase of 71%. Diluted earnings per share were $0.52 versus $0.46 for the year-ago period, an increase of 13.0%.

The Company’s annualized returns on average equity and assets for the first quarter were 13.8% and 1.18%, respectively, versus 15.6% and 1.13%, respectively, for the first quarter of 2003. The Company’s return on average tangible equity for the first quarter of 2004 was 21.1% versus 16.7% for the first quarter of 2003.

Rett Walker, Security Bank Corporation President and CEO remarked, “We are very pleased with the record first quarter results. We believe the first quarter’s results reflect the truly diversified nature of our banking operations. We think it is noteworthy that our Company reported record earnings per share for the first quarter despite the fact that our mortgage revenues are off 30% from the fourth quarter 2003’s level and almost 60% from their highs in the second quarter of 2003. For the quarter we saw strong loan and core deposit growth, our net interest margin was relatively stable and we did a good job on controlling expenses. We are also very pleased with the dramatic improvement in asset quality made in the last two quarters.”

Balance Sheet

Loans, excluding loans held for resale, were $740.8 million at March 31, 2004, up from $455.9 million at March 31, 2003, an increase of 63%. Excluding the effect of loans acquired from the Bank of Gray, loans increased $142.5 million or 31% over the year ago period. Total deposits were $759.9 million at March 31, 2004, an increase of 75% over the year-ago level of $434.9 million. Excluding the effect of deposits acquired from the Bank of Gray, deposits increased $114.0 million or 26% over the year-ago period. Total assets increased to $936.8 million at March 31, 2004, up from $568.1 million at March 31, 2003, an increase of 65%. Excluding the effects of assets acquired from the Bank of Gray, total assets increased $138.7 million or 24% versus March 31, 2003.

On a linked quarter basis (compared to the quarter ended December 31, 2003), loans, excluding loans held for resale, grew $ 43.1 million or 25% on an annualized basis. Core transaction deposits (noninterest-bearing demand, NOW, money market and savings balances) grew $7.0 million or 9.6% on an annualized basis.

Stockholders’ equity increased $39.0 million to $80.6 million, an increase of 94% versus the year-ago level. The primary reasons for the increases were the issuance of $29.4 million of common stock in the Bank of Gray merger and earnings, net of dividends paid to shareholders. From March 31, 2003 to March 31, 2004, book value per share increased 29% to $15.66 and tangible book value per share decreased $0.97, or 8.8%, to $10.02. Excluding the impact of the merger with the Bank of Gray, tangible book value per share would have increased $1.22 per share to $12.21 over the year-ago level of $10.99, an increase of 11.1%.

Net Interest Income

Net interest income (on a fully tax equivalent basis) for the first quarter of 2004 was $9.1 million, an increase of 63% over the first quarter of 2003. Excluding net interest income from Security Bank of Jones County (which was not included in the first quarter of 2003) net interest income increased $826,000 or 14.8%. The net interest margin on a fully tax-equivalent basis was 4.38% for the quarter ended March 31, 2004, versus 4.34% for the comparable period one year ago and 4.58% for the fourth quarter of 2003. The primary reason for the decline in the net interest margin over the fourth quarter of 2003 was that the yield on loans declined 36 basis points, while the cost of interest-bearing liabilities declined 10 basis points. Of the decline in the loan yield of 36 basis points, loan fees recognized as a percent of loans declined 11 basis points.

Noninterest Income and Expense

Noninterest income for the first quarter of 2004 was $3.3 million versus $3.9 million for the first quarter of 2003, a decrease of 14.6%. The primary reason for the decrease was a decline in mortgage banking income of $1.0 million or 45.6%. Service charge income was $1.48 million, up 47% from the first quarter of 2003 (up 23.5% excluding the impact of Security Bank of Jones County).

Noninterest expense for the first quarter of 2004 was $7.6 million, an increase of 15.5% over the first quarter 2003’s level of $6.5 million. The primary reason for the increase was additional noninterest expense from Security Bank of Jones County. The Company’s efficiency ratio was 60.4% for the first quarter of 2004, versus 68.6% for the first quarter of 2003.

Asset Quality

Total nonperforming assets (nonaccrual, repossessed assets and other real estate owned) at March 31, 2004 were 0.61% of total assets versus 1.23% when compared to the year-ago period. Net charge-offs to average loans were 0.29% on an annualized basis for the first quarter of 2004 versus 0.14% for the first quarter of 2003. The allowance for loan losses as a percentage of loans, excluding loans held for resale, was 1.30% at March 31, 2004 as compared to 1.27% at March 31, 2003 and 1.35% at December 31, 2003. The allowance for loan losses was $9.6 million at March 31, 2004, up from $5.8 million at March 31, 2003 and up from $9.4 million at December 31, 2003. The allowance increase was primarily attributable to growth in the Company’s loan portfolio as well as the addition of $2.9 million of loss reserves in connection with the Bank of Gray merger.

Other Information

On March 5, 2004, the Company filed with the Securities and Exchange Commission a registration statement relating to the proposed public offering of up to 676,200 shares of its common stock, par value $1.00 per share. The exact terms of the offering, which will be made only by a prospectus, have not yet been disclosed. The shares will be offered in a firm commitment underwritten offering managed by Sandler O’Neill & Partners L.P. and Keefe, Bruyette & Woods, with Sandler O’Neill & Partners acting as lead manager.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

To obtain at copy of the written prospectus, when available, please contact: Sandler O’Neill & Partners, L.P. at 919 Third Avenue, 6th Floor, New York, NY 10022, or Keefe Bruyette & Woods at 787 Seventh Avenue, 4th Floor, New York, NY 10019.

About Security Bank Corporation

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Bibb County, Georgia. Effective June 3, 2003, the Company changed its name from SNB Bancshares, Inc. to Security Bank Corporation. The Company’s ticker symbol changed on that date from SNBJ to SBKC. The Company’s wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, and Security Bank of Jones County. The banks maintain 12 full service offices in Macon, Perry, Warner Robins, and Gray, Georgia, as well as, one full service office in Brunswick. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, St. Simons, Richmond Hill, Rincon and Fayetteville.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Security Bank Corporation’s filings with the Securities and Exchange Commission (which can also be found under the Company’s former name of SNB Bancshares, Inc.) for a summary of important factors that could affect Security Bank Corporation’s forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this press release.

For more information, contact Rett Walker, President and CEO at 478-722-6220 or Jim McLemore, Chief Financial Officer at 478-722-6243.

Security Bank Corporation

Selected Consolidated Financial Data

(Dollars in Thousands, except Per Share Amounts)

Unaudited

	Quarters Ended March 31,
	2004	2003	% Change
EARNINGS SUMMARY:
Net interest income (FTE)	$9,145	$5,595	63.4%
Provision for Loan Losses	720	489	47.2%
Noninterest Income	3,371	3,946	-14.6%
Noninterest Expense	7,559	6,544	15.5%
Provision for Income Taxes	1,462	887	64.8%
Net Income	2,682	1,569	70.9%

PER COMMON SHARE:
Basic earnings	$0.53	$0.46	15.2%
Diluted earnings	0.52	0.46	13.0%
Cash dividends declared	0.11	0.10	10.0%
Book value	15.66	12.13	29.1%
Tangible book value	10.02	10.99	-8.4%

KEY PERFORMANCE RATIOS (a):
Return on average equity	13.81%	15.56%
Return on average assets	1.18%	1.13%
Efficiency ratio	60.40%	68.59%
Net interest margin (FTE)	4.38%	4.34%
Net charge-offs to average loans	0.29%	0.14%

BALANCE SHEET SUMMARY - END OF PERIOD
Investment securities	$96,026	$38,158	151.7%
Loans Held for Resale	7,707	33,749	-77.2%
Loans, gross	740,814	455,908	62.5%
Allowance for loan losses	(9,612)	(5,812)	65.4%
Total assets	936,849	568,071	64.9%
Deposits	759,858	434,909	74.7%
Other borrowed money	89,232	87,154	2.4%
Stockholders' equity	80,593	41,603	93.7%

ASSET QUALITY - END OF PERIOD
Nonaccrual loans	$3,807	$4,986	-23.6%
Foreclosed loans	72	112	-35.7%
Other real estate owned	1,853	1,886	-1.7%
Total nonperforming assets	5,732	6,984	-17.9%
Allowance for loan losses/NPA's	167.69%	83.22%	101.5%
Allowance for loan losses/loans	1.30%	1.27%	1.9%

(a)	Annualized based on number of days in the period, except efficiency ratio

Security Bank Corporation

Average Balance Sheet and Net interest Income Analysis

(Dollars in Thousands)

Unaudited

	Quarter Ended March 31, 2004
	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Earning assets:
Interest-bearing deposits and fed funds sold	$13,451	$36	1.07%
Investment securities	100,582	1,077	4.28%
Loans Held for Resale	6,285	92	5.86%
Loans	713,365	11,208	6.28%
Other earning assets	557	6	4.31%
Total earning assets	834,240	12,419	5.95%
Non-earning assets	73,502

Total assets	$907,742

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings and interest-bearing transaction	$176,699	$282	0.64%
Time deposits	464,834	2,397	2.06%
Other borrowings	82,578	595	2.88%
Total interest-bearing liabilities	724,111	3,274	1.81%
Noninterest-bearing liabilities:
Noninterest bearing deposits	100,232
Other noninterest-bearing liabilities	5,732
Total liabilities	$830,075

Stockholders' Equity	77,667

Total liabilities and stockholders' equity	$907,742

Interest rate spread			4.14%

Net interest income		$9,145

Net interest margin (FTE)		4.38%

Security Bank Corporation

Quarterly Financial Data

(Dollars in Thousands)

Unaudited

	2004	2003				2002
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
EARNINGS SUMMARY:
Net interest income (FTE)	$9,145	$9,190	$8,791	$6,708	$5,595	$5,567	$5,462	$5,107	$4,884
Loan loss provision	(720)	(730)	(783)	(857)	(489)	(1,150)	(403)	(510)	(540)
Noninterest income	3,371	4,237	4,422	4,698	3,946	3,590	3,535	2,891	3,130
Noninterest expense	7,559	8,626	8,281	7,390	6,544	6,486	5,904	5,235	5,397
Pretax income	4,144	3,977	4,060	3,093	2,455	1,466	2,635	2,203	2,027
Provision for income taxes	1,462	1,436	1,411	1,204	887	555	978	834	699
Net income	2,682	2,541	2,649	1,889	1,568	911	1,657	1,369	1,329
Diluted earnings per share	0.52	0.49	0.51	0.46	0.46	0.25	0.48	0.40	0.39

NONINTEREST INCOME DETAIL:
Deposit service charges	$1,476	$1,496	$1,381	$1,161	$1,006	$1,013	$894	$781	$718
Mortgage banking income	1,203	1,734	2,340	2,927	2,210	2,142	2,140	1,346	1,574
Other noninterest income	692	1,007	701	610	730	435	501	764	838
Total noninterest income	3,371	4,237	4,422	4,698	3,946	3,590	3,535	2,891	3,130

NONINTEREST EXPENSE DETAIL:
Salaries and employee benefits	$4,333	$4,558	$4,846	$4,679	$4,063	$3,739	$3,446	$3,194	$3,225
Occupancy and equipment	793	800	843	743	677	669	692	597	598
Losses on OREO	30	292	125	78	44	295	225	56	93
Other noninterest expense	2,403	2,976	2,467	1,890	1,760	1,783	1,541	1,388	1,481
Total noninterest expense	7,559	8,626	8,281	7,390	6,544	6,486	5,904	5,235	5,397

SELECTED RATIOS:
Net interest margin - FTE (a)	4.38%	4.58%	4.34%	4.27%	4.34%	4.32%	4.55%	4.41%	4.26%
Efficiency Ratio	60.40%	64.24%	62.67%	64.79%	68.59%	70.83%	65.62%	65.45%	67.34%
Nonperforming assets/total assets	0.61%	0.90%	1.28%	1.22%	1.23%	1.09%	1.18%	1.11%	1.23%
Net charge-offs to average loans (a)	0.29%	0.18%	0.17%	0.83%	0.14%	0.58%	0.30%	0.12%	0.18%

(a)	Annualized based on number of days in the period